EXHIBIT 99.2

U.S. SECURITIES AND EXCHANGE COMMISSION

Litigation Release No. 22410 / July 6, 2012

SECURITIES AND EXCHANGE COMMISSION v. AXIUS, INC., ROLAND KAUFMANN, and JEAN-PIERRE NEUHAUS, Civil Action No. 12 Civ. 3888 (CBA) (EDNY)

SEC Charges Company, CEO, and Stock Promoter With Market Manipulation

The Securities and Exchange Commission announced today that it charged Axius, Inc., its President and CEO, Roland Kaufmann, and stock promoter Jean-Pierre Neuhaus with engaging in a fraudulent broker bribery scheme designed to manipulate the market for Axius’ common stock. The Commission’s complaint, filed in federal court in Brooklyn, alleges that beginning in at least January 2012, Kaufmann and Neuhaus engaged in an undisclosed kickback arrangement with an individual (“Individual A”) who claimed to represent a group of registered representatives with trading discretion over the accounts of wealthy customers. Kaufmann and Neuhaus promised to pay kickbacks of between 26% and 28% to Individual A and the registered representatives he purported to represent in exchange for the purchase of up to $5 million of Axius stock through the customers’ accounts.

The complaint further alleges that on February 16 and 17, 2012, Kaufmann instructed Individual A to purchase approximately 14,000 shares of Axius stock for a total of approximately $49,000 through matched trades using detailed instructions concerning the size, price and timing of the purchase orders. Thereafter, Kaufmann paid Individual A bribes of approximately $13,700.

The complaint charges Neuhaus, Kaufmann, and Axius with violating Section 17(a)(1) and (a)(3) of the Securities Act of 1933 and Sections 9(a)(1) and 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5(a) and (c). The Commission seeks permanent injunctive relief, disgorgement of ill-gotten gains, plus pre-judgment interest, and civil penalties from all defendants, an order prohibiting Neuhaus and Kaufmann from participating in any offering of penny stock, and an order prohibiting Kaufmann from serving as an officer or director of a public company.

The Commission acknowledges assistance provided by the U.S. Attorney’s Office for the Eastern District of New York, and the Federal Bureau of Investigation in this matter.